EXHIBIT 11

                                                                           (In 000's, except per share
                                                                                       amounts)

                                                                                    TWELVE MONTHS ENDED
                                                                                DEC. 30,           DEC. 31,
                                                                                  1995               1994
                                                                                  ----               ----
Income (loss) before extraordinary item                                        $(28,153)           $14,838
Extraordinary item                                                               (1,837)                --
                                                                               --------            -------
Net income (loss)                                                               (29,990)            14,838
Preferred stock dividends                                                          (240)              (135)
                                                                               --------            -------
Net income (loss) applicable to Common Shareholders
                                                                                (30,230)            14,703
Average shares of common stock outstanding during the period                     93,030             90,207
Incremental shares from assumed exercise of stock options
   (primary)                                                                        665              3,078

Total shares used to calculate PEPS*                                             93,030             93,285

Primary earnings per share before extraordinary item                             $(0.30)             $0.16
Extraordinary item                                                                (0.02)                --
                                                                               --------            -------
Primary earnings per share                                                       $(0.32)             $0.16

Average shares of common stock outstanding during the period                     93,030             90,207
Incremental shares from assumed exercise of stock options
   (fully diluted)                                                                  665              3,078

Total shares used to calculate FDEPS*                                            93,030             93,285

Fully diluted earnings per share before extraordinary item
                                                                                 $(0.30)             $0.16
Extraordinary item                                                                (0.02)                --
                                                                               --------            -------
Fully diluted earnings per share                                                 $(0.32)             $0.16

Average shares of common stock outstanding during the period                     93,030             90,207
Basic earnings per share                                                         $(0.32)             $0.16

* Per APB 15, when a net loss is reported, exercise or conversion is not to be assumed.

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